EXHIBIT 21.1

Subsidiaries of the Registrant

Name of entity and place of jurisdiction	Voting Securities Owned Percentage
PennantPark SBIC GP, LLC (Delaware)	100%
PennantPark SBIC GP II, LLC (Delaware)	100%
PennantPark SBIC LP (Delaware)	100	%(1)
PennantPark SBIC II LP (Delaware)	100	%(2)
PNNT Alabama Holdings Inc. (Delaware)	100	%(3)
PNNT Cascade Environmental Holdings, LLC	100%
PNNT CI (FBM) Investment Holdings LLC (Delaware)	100	%(3)
PNNT CI (GALLS) Prime Investment Holdings, LLC (Delaware)	100%
PNNT ecoserve, LLC (Delaware)	100%
PNNT Investment Holdings, LLC (Delaware)	100%
PNNT New Gulf Resources, LLC (Delaware)	100%
PNNT Power Products Holdings, LLC (Delaware)	100%
RAM Energy Holdings LLC (Delaware)	100	%(4)
Superior Digital Displays, LLC (Delaware)	93	%(4)

(1)	The entity is directly owned 99% by us and 1% by PennantPark SBIC GP, LLC which is effectively wholly-owned by us.
(2)	The entity is directly owned 99% by us and 1% by PennantPark SBIC GP II, LLC, which is effectively wholly-owned by us.
(3)	This entity is not operational.
(4)	This is a controlled affiliated investment.

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